Exhibit 10.20
EXECUTIVE TRANSITION, SEPARATION AND RELEASE AGREEMENT
This Executive Transition, Separation and Release Agreement ("Agreement") is made and entered into between Kimberley Honeysett ("Employee'') and Varex Imaging Corporation ("Varex" or the "Company") (collectively the "Parties," and one of the Parties a "Party").
RECITALS
A.WHEREAS, Employee is employed by Varex as Chief Legal Officer, General Counsel and Corporate Secretary ("CLO");
B.WHEREAS, Employee will continue to be employed and work in her current capacity until October 3, 2025 (the "Transition Date"), and then as a non-executive employee or advisor until December 12, 2027 (the "Separation Date") (the period between the Transition Date and the Separation Date being the "Continued Service Period");
C.WHEREAS, the Parties wish to enter into this Agreement to outline the terms and conditions of Employee's employment during the Continued Service Period; and
D.WHEREAS, Employee and Varex wish to fully and finally settle all issues, differences, and claims, whether potential or actual, between Employee and Varex, including, but not limited to, any claims that might arise out of Employee's employment with Varex or the end of Employee's employment with Varex.
AGREEMENT
NOW THEREFORE, in consideration of the recitals stated above and the mutual promises made below and in the exhibits attached hereto, the Parties agree as follows:
1.RECITALS. The Parties acknowledge that the "RECITALS" clauses preceding this Section 1 are true and correct and hereby incorporated herein by this reference as material parts and definitions of this Agreement.
2.CONTINUED SERVICE PERIOD AND OTHER EMPLOYMENT. At the time of the Transition Date, Employee shall step down and be relieved of all responsibilities and duties as CLO and undertake a coordinated effort to most effectively transition out of and/or tender resignations as to any and all officer or director roles with Varex or its affiliates. During the Continued Service Period, Employee will report to Varex's Chief Executive Officer and will perform all reasonably requested services in a professional manner. In addition, while considered an employee, Employee agrees to act in the best interests of Varex and in accordance with the Varex Code of Conduct, Global Anti-Corruption Policy, and the U.S. Employee Handbook, and to assist Varex with reasonable requests for assistance including responding to questions, providing information, transitioning out of affiliate officer and direct positions at Varex's request, and cooperatively transitioning her duties and on-going projects to others at Varex. Notwithstanding the foregoing, during the Continued Service Period, Varex may, in its own discretion, relieve Employee of all duties and during the Continued Service Period Employee may work remotely and be available for in person meetings as reasonably necessary and upon reasonable notice. The requested services from Employee during the Continued Service Period will not include her providing legal advice to Varex and she will not be contacting nor expected to contact customers, vendors, investors or other stakeholders of Varex. The required services from Employee during the Continued Service Period is expected to not exceed one hundred hours per year, except where additional time may be needed for certain projects or input or participation in litigation matters. To the extent additional time is requested by Varex, Employee will be reimbursed for time at an hourly rate to be separately agreed, plus expenses incurred. Employee is permitted to obtain or secure other employment during this period, recognizing that Employee has confidentiality, ethical and other obligations to Varex that continue after employment. At such time as other employment is secured, Employee's employment with Varex shall be transitioned to a consultant arrangement without any break in service for the remainder of the Continued Service Period. If at that time Employee is eligible for benefits with a new Employer, then Employee shall obtain such benefits and benefits shall conclude with Varex as of the date that Employee is eligible for benefits with her new employer such that she will not experience any break in coverage. If Employee does not secure new employment and benefits, then benefits shall continue through Varex or through COBRA reimbursed benefits through the Separation Date and any applicable tail period. Prior to accepting new employment, Employee agrees to notify Varex of such potential employment and both parties agree to discuss potential conflicts of interest, competitive services concerns, confidential information, and related issues. As appropriate after the Transition Date, and before any different employment is secured by Employee, Varex reserves the right to limit access to all Varex systems, confidential and proprietary information, and company data. Employee also agrees to inform any such future employer of her obligations under this Agreement and Varex is also permitted to share such obligations if necessary.
3.CONSIDERATION. In exchange for Employee executing and not revoking or rescinding this Agreement, as described in Section 17, and provided that Employee's service has not terminated prior to the Separation Date and Employee executes by December 1, 2027 at the time of the Separation Date, the second release attached hereto as Exhibit A and described below in Section 5 (the "Second Release"), Varex agrees to provide the following consideration:
(a)Continued Service Period and Compensation. Despite no independent requirement outside of this Agreement to maintain Employee's employment through the Separation Date, Varex shall provide Employee with the Continued Service Period and the following compensation. Employee will continue to be paid at her current annual salary of $424,000.00 through the Transition Date, through the regular payroll process. Following that, during the Continued Service Period and through the Separation Date (approximately 26.5 months), Employee will be paid salary continuation in the total amount of $424,000.00 over the first 12 months of the Continued Service Period, followed by payment of an aggregate of $100,000.00 during the remainder of the Continued Service Period, for a combined total of $524,000.00, all of which is subject to all applicable and proper wage withholdings, paid on a bi-weekly basis through the Company's normal payroll process.
(b)Management Incentive Plan Participation. In addition to the foregoing, after the Effective Date of this Agreement and subject to performance conditions and board discretion applicable to all eligible employees, Varex will (i) pay to Employee the Management Incentive Plan ("MIP") bonus amounts earned for FY25 following board approval of FY25 MIP per normal MIP approval process; and (ii) pay to Employee the MIP bonus amount earned, if any, for FY26 calculated based upon company's FY26 MIP attainment as approved by Varex's board of directors or committee thereof per normal MIP approval process, using employee's FY25 rate of salary, and Employee's individual MIP achievement score averaged over the prior three years, but in no event shall the bonus amount paid be less than 50% of the target amount.
(c)Benefits and Vesting. In addition to the foregoing, (i) During the period between the Effective Date and the Transition Date, Employee will be eligible for all benefits for which she is currently eligible, including health insurance (provided however that such participation shall be on taxable basis to the extent necessary to avoid adverse tax consequences to Employee or other participants under the plan, as determined by Varex after consultation with Employee), participation in the Deferred Compensation Plan and the MIP as previously approved by the Varex Compensation and Management Development Committee. (ii) During the Continued Service Period (or through the time Employee secures other employment with benefit eligibility), the Employee will also continue to be eligible for financial planning reimbursement and all other benefits for which she is currently eligible and for which other non-executive employees are eligible, including healthcare benefits through Varex (which for FY26 will include participation in the MDVIP program). If, however, the contemplated transition results in a loss of health benefits coverage such that Employee becomes eligible for coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), Varex will pay the premiums for COBRA benefit continuation coverage directly to the insurance carrier and will reimburse Employee for the costs of similar health insurance coverage between any potential end of COBRA coverage through the Separation Date or through the such time as Employee secures other employment with benefit eligibility. Varex's obligations to cover healthcare benefits shall end when or if Employee becomes eligible for healthcare benefits and insurance coverage through any other employer and the termination of Employee's Varex healthcare benefits shall be effective as of the date she receives healthcare benefits from the new employer such that there is no break in coverage. (iii) During the Continued Service Period or through such time as the Employee secures other employment, Varex will continue to reimburse Employee for bar and professional association dues and reasonable expenses associated with continuing education and will reimburse her for financial planning assistance for fiscal years 2025 and 2026 up to the annual benefit amount that she was eligible for prior to the Transition Date. (iv) Varex will provide Employee with up to one year of outplacement services, with such amounts paid directly to the service provider. (v) It is understood that Employee will not be eligible to receive any further equity grants and after the Transition Date, and during the Continued Service Period will not be subject to the Company's equity holding requirements or trading window restrictions applicable to officers of the Company (it being understood that Employee will be subject to general insider trading rules and other restrictions applicable to standard employees and consultants, and that that Employee will generally not be provided access to material, non-public information during the Continued Service Period). (vi) Employee recognizes that because Varex is providing the Continued Service Period, Employee shall be eligible for continued vesting in equity awards granted prior to the Transition Period until the Separation Date (with settlement of any equity awards to be made in all cases on the regularly scheduled vesting/settlement dates of the applicable award), provided she complies with this Agreement and executes the Second Release at the time of the Separation Date and by December 1, 2027.

(d)Change in Control Agreement, D&O Coverage, and Indemnification. After the Transition Date, Employee's Change in Control Agreement with Varex shall expire, but Varex agrees that with respect to any change in control between the Transition Date and the Separation Date, Varex shall either fulfill the obligations herein or provide commensurate consideration as if Employee completed her obligations through the Separation Date. Employee shall be covered by Varex's Directors and Officers insurance policy through the Transition Date and for as long as she remains an officer or director of any affiliated entity. After the Transition Date and upon removal as an officer and director from all affiliated entities, Employee will not be covered for subsequent actions by the Directors and Officers insurance policy but will be covered and indemnified in the same manner as any employee or consultant for services performed within the course and scope of such employment and/or consultancy. Varex agrees that the Indemnification Agreement dated as of January 20, 2017 shall survive the termination of Employee's employment and remain in effect.
(e)Taxes. Tax and other applicable withholdings will be applied to the payments described in this Section 3 as required by law, including, if necessary, payments made for the continuation of health insurance coverage. However, within all legal limits and requirements, Varex will attempt to pay for continued health care coverage in a manner that does not require such payments to be taxed as income to Employee. Each payment under this Agreement will be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"). In the event that any payment or benefit hereunder (i) constitutes nonqualified deferred compensation subject to (and not exempt from) Section 409A, (ii) is determined to be payable upon Employee's separation from service (within the meaning of Section 409A) and (iii) Employee is deemed at the time of such separation to be a "specified" employee under Section 409A, then such payment or benefit shall not be made or commence until the earliest of (x) the expiration of the six (6)-month period measured from the date of Employee's separation from service; or (y) the date of Employee death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Employee under Section 409A in the absence of such deferral. Upon the expiration of the applicable deferral period, any compensation or benefits which would have otherwise been paid during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Employee or her beneficiary in one lump sum.
(f)Release. Varex agrees to provide a release to Employee as stated below in section 7.
(g)No Obligation. Employee acknowledges this consideration, payments, and promises as good, sufficient and valuable consideration for the promises, releases, and waivers contained in this Agreement and the Second Release. Except as otherwise noted herein and the obligations under this Agreement, Employee agrees that she is not otherwise entitled to this consideration and that this consideration is accepted as the full and final resolution of all matters related to her employment, including the separation of such employment, with Varex. Except as provided herein, Employee represents that she has been paid all wages, benefits and compensation due to Employee as of the Effective Date. Employee agrees that if she does not execute the Second Release by December 1, 2027 (subject to the two-day notice of breach and opportunity to cure provided in section 4, below) at the time of the Separation Date, then employment will end on December 4, 2027, Employee shall not vest in any further equity grants, and Varex will be entitled to repayment by Employee of all consideration already provided by Varex pursuant to this agreement, except for $1,000, in addition to any other legal remedies available to Varex.
4.TERMINATION. This Agreement, and Varex's obligations thereunder, may be terminated by Varex at any time for Cause. For purposes of this Section, "Cause" means (i) Employee's material breach of provisions and obligations in this Agreement, (ii) after the date hereof, any other form of "misconduct" or unethical or illegal conduct (as further described in the Company's U.S. Corrective Action Procedure), or (iii) Employee's failure to execute the Second Release on or by December 1, 2027. Materiality shall be determined in Varex's reasonable discretion. Varex will provide to Employee written notice of the conduct or actions it views as constituting "Cause" prior to any such termination for Cause. Employee shall have 30 days (or in the case of (iii), two days) to respond to Varex, in writing, and cure the conduct or actions if possible. Should Employee fail to cure the breach then the Agreement and Employee's employment will be terminated for Cause (and in the case of (iii) the termination will take effect on December 4, 2027). Upon such termination, Varex will cease providing any further consideration, compensation or benefits to Employee set forth in this Agreement, and will be entitled to repayment by Employee of consideration already provided by Varex pursuant to this agreement, except for $1,000, in addition to any other legal remedies available to Varex. Should Varex materially breach the provisions of this Agreement, Employee will provide to Varex written notice of the same and allow Varex 30 days to respond, in writing, and cure the conduct or actions if possible. Should Varex fail to cure the breach, the consideration obligations in Section 3(a) and 3(b) above shall become due in full, and Varex shall continue the health benefits coverages provided in Section 3(c) through the Separation Date.
5.RELEASE.
(a)General Release. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to her by Varex. In addition to the release set forth in the Agreement, Employee acknowledges that Employee must sign the Second Release by December 1, 2027 (subject to the two-day notice of breach and opportunity to cure provided in section 4, above) and not revoke or rescind such signature at the time of the Separation Date, in order to obtain the consideration outlined above in Section 3. Varex shall provide a signature copy of the Second Release to Employee between November 1, 2027 and November 23, 2027. Employee, for herself and her respective family members, attorneys, heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges Varex, all parent, subsidiary and/or affiliated companies, as well as its and their successors, assigns, officers, owners, directors, agents, representatives, attorneys and employees (all of whom are referred to throughout this Agreement as "Varex" or the "Company"), of and from, and agrees not to sue concerning, any and all claims, demands, actions, causes of action, suits, damages, obligations, liabilities, losses and expenses, of any and every nature whatsoever, whether in law or equity, relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that she may possess arising from any omissions, acts or facts occurring through the effective date of this Agreement and relating in any way to

Employee's employment with Varex. Specifically included in this waiver and release are, among other things, any and all claims based on, arising out of, or related to Employee's employment or other relationship with Varex; any claims for physical or emotional injuries; claims for violation of federal, state or local laws that prohibit harassment, discrimination, or retaliation on the basis of race, national origin, religion, gender, age, marital status, bankruptcy status, disability, perceived disability, ancestry, sexual orientation, family and medical leave, or any other form of harassment, discrimination, or retaliation or related causes of action; statutory or common law claims of any kind, including but not limited to those arising under:
i.     Title VII of the Civil Rights Act of 1964, as amended; the Rehabilitation Act of 1973, 42 U.S.C. Section 1981, as amended; the Fair Labor Standards Act; the Americans with Disabilities Act, as amended; the Fair Credit Reporting Act; the Pregnancy Discrimination Act; the Age Discrimination in Employment Act, as amended; the Uniformed Services Employment and Reemployment Rights Act; the Immigration Reform and Control Act; the National Labor Relations Act; the Equal Pay Act; the Family and Medical Leave Act; the Lilly Ledbetter Fair Pay Act; the Worker Adjustment Retaining & Notification Act; the Employee Retirement Income Security Act; the Older Workers Benefit Protection Act; the Occupational Safety and Health Act; the Families First Coronavirus Response Act; the Coronavirus Aid, Relief and Economic Security Act; the Utah Antidiscrimination Act; the Utah Payment of Wages Act; the Utah Genetic Testing Privacy Act; the Internet Employment Privacy Act; the Utah Employment Selection Procedures law; the Utah Labor Code; the California Family Rights Act (Cal. Govt. Code § 12945.2 et. seq.); the California Fair Employment and Housing Act (Cal. Govt. Code § 12900 et. seq.); the California Healthy Workplaces, Healthy Families Act (Cal. Labor Code § 245 et. seq.); the California Kin Care Law (Cal. Labor Code § 233 et. seq.); any other Utah or California statutes, codes and regulations; any federal, state or local human rights or labor laws; and any and all similar federal, state or local employment related laws or regulations;
ii.     Any statutory provision regarding harassment/retaliation/discrimination, including retaliation prohibited by Labor Code §§ 1102.5, 232.5, and 132(a), the Occupational Safety and Health Act, as amended, the Utah Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002 and all claims under the Utah law and the California Government Code;
iii.     Contract, tort, and property rights, breach of contract, breach of implied-in-fact contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, invasion of privacy, unfair competition, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress (whether intentional or negligent), breach of fiduciary duty, violation of public policy, or any other common law claim of any kind whatsoever;

iv.     Any claim for damages or declaratory or injunctive relief of any kind;
v.     Any common law claims whatsoever, claims for equity, stock options or any other benefits; and
vi.     Any amounts allegedly due as wages, benefits, sick or COVID pay, penalties, interest or damages and all claims under the Utah Labor Code, Utah Payment of Wages Act, and California Labor Code and Wage Order as a result of an employment relationship with any of the Released Parties.
Nothing in this Agreement is intended to waive claims for: (i) workers' compensation, (ii) unemployment insurance benefits, (iii) Consolidated Omnibus Budget Reconciliation Act ("COBRA") benefits, (iv) vested rights under any pension, 401(k) or ERISA-covered employee benefit plans provided by Varex as applicable on the date Employee signs this Agreement, (v) those matters which cannot be released by private agreement, or (vi) claims made pursuant to the Indemnification Agreement dated as of January 20, 2017.
Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. Notwithstanding the foregoing, this release by Employee does not include any claim that the law does not allow to be waived or any claim that may arise after the Effective Date. This release does not extend to any obligations incurred under this Agreement. Employee also agrees not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action.
(b)     ADEA Release. Employee specifically agrees and acknowledges:
i.That her waiver of rights under this Agreement includes a release of all claims relating to her age and is knowing and voluntary as required under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et. seq. ("ADEA'') and the Older Workers Benefit Protection Act ("OWPA").
ii.That she understands the terms of this Agreement;
iii.That they are hereby advised in writing to consult with an attorney prior to executing this Agreement;
iv.That the Company has given her a period of up to twenty-one (21) days within which to consider this Agreement;
v.That her waiver under this Agreement is in exchange for consideration that they are not otherwise entitled to;
vi.Any changes or amendments to this Agreement, whether material or immaterial, will not restart the 21-day consideration period described above;
vii. That, following her execution of this Agreement, she has seven (7) days in which to revoke her agreement to this Agreement by notifying Varex at the address provided in Paragraph 18, and that, if she chooses not to so revoke, the Agreement shall then become effective and enforceable and the payment listed above shall then be made to her in accordance with the terms of this Agreement;
viii. This Agreement does not release ADEA and OWPA claims occurring after the date of signing.
In the event Employee signs this Agreement and returns it to the Company in less than the twenty-one (21) day period identified above, Employee hereby acknowledges that she has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.
6.     NO OTHER CLAIMS; PROTECTED ACTIVITY. Employee represents that she has not filed, nor has she assigned to others the right to file, nor are there currently pending from her, any complaints or lawsuits against Varex with any court, and that she will not file, or assign to others the right to file, or make any further claims against Varex at any time for actions taken up to and including the date Employee executes this Agreement. Additionally, Employee acknowledges that, other than the consideration provided for in this Agreement, she has been properly paid all wages, salary, bonus, severance benefits, vacation pay, and expenses (except for any expenses incurred by Employee that she will complete any reimbursement request within 30 days of the Transition Date). Employee also acknowledges that, as of the date she has signed this Agreement, she has not suffered any on the job injury for which she has not already filed a claim. However, nothing in this Agreement prevents Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the National Labor Relations Board, the Occupational Safety and Health Commission or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information, although by signing this Agreement, Employee is waiving her right to recover any individual relief (including back pay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by her or on her behalf by any third party, except for any right Employee may have to receive a payment from a government agency (and not the Company) for information provided to the government agency.
7.     VAREX'S RELEASE OF EMPLOYEE. As additional consideration for the promises and releases made by Employee in this Agreement, Varex releases all claims against Employee and agrees to sign the Second Release, which shall also include Varex's release of all claims against Employee. Specifically, Varex, for itself and its officers, directors, agents, successors, and assigns, as well as on behalf of its affiliated entities, and their officers, directors, agents, successors, and assigns, fully, finally and forever releases and discharges Employee, and her agents, successors, and assigns, of and from, and agrees not to sue concerning, any and all claims, demands, actions, causes of action, suits, damages, obligations, liabilities, losses and expenses, of any and every nature whatsoever, whether in law or equity, relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that it or they may possess arising from any omissions, acts or facts occurring through the effective date of this Agreement and relating in any way to Employee's employment with Varex. This release is limited to conduct within the course and scope of Employee's employment or duties and expressly excludes any fraudulent or malicious conduct on the part of Employee.

8.     PROPRIETARY INFORMATION. Employee acknowledges and affirms that on or about the first day of her employment with Varex, she signed and will comply with the Proprietary Information and Inventions Agreement ("PIIA") with the Company. Also, in exchange for the consideration provided above, Employee acknowledges that in her position with Varex, she obtained confidential business and proprietary information regarding Varex. Employee agrees that she will remain bound by the terms of the Proprietary Information and Inventions Agreement. Employee agrees that she has not made and will not make any confidential business and proprietary information known to any member of the public. In addition, Employee agrees that she will return to Varex all confidential and proprietary information and all other Company property, as well as all copies or excerpts of any property, files or documents obtained as a result of her employment with Varex, upon request by Varex. This paragraph is not intended to preclude Employee from testifying truthfully in any court of law or being fully and candidly involved in an investigation or proceedings before a governmental agency, although Employee agrees that she will testify as to Varex matters only if served with a lawfully executed subpoena.
9.     NON-DISPARAGEMENT; NON-SOLICITATION; NON-COMPETITION.
(a)Non-Disparagement. Employee agrees that she has not and will not make statements to customers and suppliers of Varex or to other members of the public that are in any way disparaging or negative towards Varex, Varex's products or services, or Varex's representatives or employees. Varex as an entity agrees not to make itself, and to instruct its executive employees to not make, any disparaging or negative statements to the public about Employee. With respect to employment references, Varex will respond to reference requests from potential employers regarding Employee by providing information stating the dates of employment and the position held by Employee. To facilitate such response, Employee agrees to direct potential employers to contact the Company's Human Resources Department. Varex shall provide to Employee a reference letter, signed by Varex's Chief Executive Officer and reasonably acceptable to Employee for Employee to use.
(b)Non-Solicitation of Varex Employees. During the Continued Service Period and for one year after the Separation Date, Employee will not, directly or indirectly, solicit, recruit or hire any employee or contractor of Varex or any of its subsidiaries or other affiliates to work for Employee or any third party other than Varex or engage in any activity that would cause any employee or contractor to violate any agreement with Varex or any of its subsidiaries or other affiliates.
(c)Non-Solicitation of Varex Customers and Suppliers. During the Continued Service Period and for one year after the Separation Date, Employee will not directly, and will not direct anyone else to, solicit, entice or induce any Customer or Supplier (as defined below) of Varex or any of its subsidiaries or other affiliates to become a Customer or Supplier of any other person or entity engaged in any competitive activity, or to cease doing business with Varex, and Employee will not assist any person or entity in taking any such action. For purposes of this Agreement, (x) a "Customer" of Varex means any person, corporation, partnership, trust, division, business unit, department or agency which, as of the beginning of the Continued Service Period or within one (1) year prior thereto, shall be or shall have been a customer, distributor or agent of Varex or any of its subsidiaries or other affiliates or shall be or shall have been contacted by Varex or any of its subsidiaries or other affiliates for the purpose of soliciting it to become a customer, distributor or agent of Varex, and (y) a "Supplier" of Varex means any person, corporation, partnership, trust, division, business unit, department or agency which, as of the beginning of the Continued Service Period or within (1) year prior thereto, shall be or shall have been a supplier, vendor, manufacturer or developer for any product or significant component, design or software used in any product or service of Varex or any of its subsidiaries or other affiliates and the circumstances are such that solicitation of that supplier on behalf of a competitor is likely to cause harm to Varex. The post Separation Date restriction applies only to customers or suppliers about whom Employee received specific confidential information during her employment or with whom Employee had direct personal contact during her employment.
(d)Non-Competition. During the time Employee remains an employee of Varex during the Continued Service Period and until she secures other employment, Employee shall comply with the non-competition provision outlined in the PIIA. Employee also acknowledges that she has ethical obligations as a lawyer that may require her to not provide legal services to certain persons. Employee will comply with those ethical obligations. The parties also acknowledged that Employee is governed by Rule 5.6 of the Utah Rules of Professional Conduct.
(e)Varex and Employee agree that her compliance with the provisions of this Section 9 shall constitute compliance with sections 2.a. and 2.b. of the Clawback Agreements and other similar provisions of policies or agreements executed by Employee in connection with her receipt of equity awards (stock options, restricted stock units, performance stock units, etc.)
10.     NON-ADMISSION OF LIABILITY OR WRONGFUL CONDUCT. Neither this Agreement nor the Second Release shall be construed as an admission by Varex of any liability or acts of wrongdoing or discrimination, nor shall it be considered to be evidence of such liability, wrongdoing or discrimination.
11.     COOPERATION. Employee agrees to reasonably cooperate with Varex regarding any pending or subsequently filed litigation, claims or other dispute items involving Varex that relate to matters within the knowledge or responsibility of Employee during her employment with Varex. Without limiting the foregoing, Employee agrees (i) to meet with Varex representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency or other adjudicatory body; and (iii) to provide Varex with notice of contact by any adverse party or such adverse party's representative except as may be required by law. Varex will reimburse Employee for all reasonable expenses (and her time at the rate as outlined in Section 2 above) in connection with the cooperation described in this paragraph.
12.     CONFIDENTIALITY. The nature and terms of this Agreement and the Second Release are strictly confidential and they have not been and shall not be disclosed by Employee at any time to any person other than her lawyer, her accountant, a governmental agency or her immediate family without the prior written consent of an officer of Varex, except as necessary in any legal proceedings directly related to the provisions and terms of this Agreement or the

Second Release, to prepare and file income tax forms or pursuant to court order after reasonable notice to Varex. Should Employee share information about or within this Agreement or the Second Release with her immediate family, she agrees that she will ensure that they agree to the confidentiality language in this paragraph. However, nothing in this Agreement prevents employee or the Company from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct either party has reason to believe is unlawful. In the event Varex makes this Agreement public, then Employee would not be bound to this provision.
13.     GOVERNING LAW. This Agreement shall be interpreted under the laws of the State of Utah.
14.     SEVERABILITY AND MODIFICATION. The provisions of this Agreement are severable, and if any part of this Agreement except Section 5, 6, or 7 is found by a court of law to be unenforceable, the remainder of the Agreement will continue to be valid and effective and any provision found to be unenforceable shall be modified to be enforceable to the fullest extent permitted by law that is most consistent with the terms of this Agreement. If Section 5, 6, or 7 is found to be unenforceable, the parties agree to seek a determination by the court as to the rights of the parties, including whether Employee is entitled to retain the consideration paid to her under the Agreement. To the extent that any provision of this Agreement is found or becomes invalid by law, the provision shall be modified by any court of competent jurisdiction to be valid and enforceable to the greatest extent permitted by law that is most consistent with the intentions of the parties as evidence by the original provision in this Agreement.
15.     SOLE AND ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties, except for the obligations contained in the Proprietary Information and Inventions Agreement (as modified herein) and the Indemnification Agreement dated as of January 20, 2017. Any other prior agreements between or directly involving the parties to the Agreement are superseded by the terms of this Agreement and thus are rendered null and void. Any amendment to this Agreement must be in writing, signed by the parties hereto, and stating the intent of the parties to amend this Agreement.
16.     NO OTHER PROMISES. Employee affirms that the only consideration for her signing this Agreement is that set forth herein, that no other promise or agreement of any kind has been made to or with her by any person or entity to cause her to execute this document, and that she fully understands the meaning and intent of this Agreement, including but not limited to, its final and binding effect. In addition, Employee affirms that, other than the consideration in this Agreement, she will not be entitled to any Company-sponsored benefit, plan or property unless such benefit, plan or property is a vested benefit or required by law. Any amendment to this Agreement must be in writing, signed by the parties hereto, and stating the intent of the parties to amend this Agreement.
17.     TIME TO CONSIDER AND SEEK LEGAL ADVICE; EFFECTIVE DATE. Varex advises Employee to consult with an attorney in regard to this Agreement, including whether to sign this Agreement. Varex agrees that it will reimburse Employee up to $7,500.00 for her reasonable attorney's fees in connection with such consultation. Employee acknowledges that she has been given twenty-one (21) days from the time that she receives this Agreement to consider whether to sign it, although she may choose to sign it earlier. Employee agrees that if she chooses to sign this Agreement before the end of this twenty-one (21) day period, it is because she freely chose to do so after carefully considering its terms. Additionally, Employee shall have seven (7) days from the date she signs this Agreement to change her mind and revoke or rescind the Agreement. Such revocation must be in writing and delivered to the Company's Chief Human Resources Officer by mail at the Company's headquarters and by email to karen.aranki@vareximaging.com.
If Employee exercises her right to revoke or rescind the release of claims under the ADEA, Varex may, at its option, either nullify this Agreement in its entirety, or keep it in effect in all respects other than as to that portion of the release of claims that Employee has revoked. Employee agrees and understands that if Varex chooses to nullify the Agreement in its entirety, Varex will have no obligations or benefits under this Agreement.
If Employee does not revoke or rescind this Agreement within seven (7) days of her signing, this Agreement will become final and binding on the day following such seven (7) day period (the "Effective" date of the Agreement).
18.     LEGALLY BINDING AGREEMENT.     Employee understands and acknowledges (1) that she has read and understands this Agreement; (2) that by signing this Agreement, she acknowledges that she is voluntarily entering into the Agreement and is thereafter barred from instituting claims against Varex in the manner and to the extent set forth in Section 5 and Section 6 above, except for claims she may assert under the indemnification provisions hereof and under the Indemnification Agreement dated as of January 20, 2017; and (3) that this Agreement is final and binding, subject to Employee's right to revoke as stated above.
19.     ATTORNEYS' FEES. Should an action be brought to enforce the terms of this agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred in prosecuting the action.
20.     VOLUNTARY EXECUTION OF AGREEMENT. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that they have read this Agreement, have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel, understand the terms and consequences of this Agreement and of the releases it contains, and are fully aware of the legal and binding effect of this Agreement.

Date: September 5, 2025	/s/ Kimberly Honeysett
Kimberly Honeysett

For: Varex Imaging Corporation

Date: September 5, 2025	By: /s/ SUNNY S. SANYAL
Its: CEO
Name: Sunny Sanyal

Exhibit A "Second Release": Release of Claims at Separation Date
As part of the consideration provided by Employee under the Executive Transition and Separation Agreement and Release, Employee was allowed to remain employed through December 12, 2027 (the "Separation Date" and the time from the Transition Date to the Separation Date being the "Continued Service Period") and Employee continued vesting and receiving other related benefits and consideration. Employee also agreed, that in order to obtain all of the benefits and consideration provided under the Executive Transition and Separation Agreement and Release, that Employee would execute this updated release of claims at or by December 1, 2027 connected to the Separation Date (the "Second Release"), and Employee agreed not to revoke or rescind her signature. Varex has provided a signature copy of the Second Release to Employee between November 1, 2027 and November 23, 2027. Employee expressly agree that she has received valuable and sufficient consideration in exchange for this further exchange of releases.
1.SECOND RELEASE.
(a)General Release. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to her by Varex. Employee, for herself and her respective family members, attorneys, heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges Varex, all parent, subsidiary and/or affiliated companies, as well as its and their successors, assigns, officers, owners, directors, agents, representatives, attorneys and employees (all of whom are referred to throughout this Agreement as "Varex" or the "Company"), of and from, and agrees not to sue concerning, any and all claims, demands, actions, causes of action, suits, damages, obligations, liabilities, losses and expenses, of any and every nature whatsoever, whether in law or equity, relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that she may possess arising from any omissions, acts or facts occurring through the effective date of this Agreement and relating in any way to Employee's employment with Varex. Specifically included in this waiver and release are, among other things, any and all claims based on, arising out of, or related to Employee's employment or other relationship with Varex; any claims for physical or emotional injuries; claims for violation of federal, state or local laws that prohibit harassment, discrimination, or retaliation on the basis of race, national origin, religion, gender, age, marital status, bankruptcy status, disability, perceived disability, ancestry, sexual orientation, family and medical leave, or any other form of harassment, discrimination, or retaliation or related causes of action; statutory or common law claims of any kind, including but not limited to those arising under:
(i)     Title VII of the Civil Rights Act of 1964, as amended; the Rehabilitation Act of 1973, 42 U.S.C. Section 1981, as amended; the Fair Labor Standards Act; the Americans with Disabilities Act, as amended; the Fair Credit Reporting Act; the Pregnancy Discrimination Act; the Age Discrimination in Employment Act, as amended; the Uniformed Services Employment and Reemployment Rights Act; the Immigration Reform and Control Act; the National Labor Relations Act; the Equal Pay Act; the Family and Medical Leave Act; the Lilly Ledbetter Fair Pay Act; the Worker Adjustment Retaining & Notification Act; the Employee Retirement Income

Security Act; the Older Workers Benefit Protection Act; the Occupational Safety and Health Act; the Families First Coronavirus Response Act; the Coronavirus Aid, Relief and Economic Security Act; the Utah Antidiscrimination Act; the Utah Payment of Wages Act; the Utah Genetic Testing Privacy Act; the Internet Employment Privacy Act; the Utah Employment Selection Procedures law; the Utah Labor Code; the California Family Rights Act (Cal. Govt. Code § 12945.2 et. seq.); the California Fair Employment and Housing Act (Cal. Govt. Code § 12900 et. seq.); the California Healthy Workplaces, Healthy Families Act (Cal. Labor Code § 245 et. seq.); the California Kin Care Law (Cal. Labor Code § 233 et. seq.); any other Utah or California statutes, codes and regulations; any federal, state or local human rights or labor laws; and any and all similar federal, state or local employment related laws or regulations;
(ii)     Any statutory provision regarding harassment/retaliation/discrimination, including retaliation prohibited by Labor Code §§ 1102.5, 232.5, and l32(a), the Occupational Safety and Health Act, as amended, the Utah Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002 and all claims under the Utah law and the California Government Code;
(iii) Contract, tort, and property rights, breach of contract, breach of implied-in-fact contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, invasion of privacy, unfair competition, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress (whether intentional or negligent), breach of fiduciary duty, violation of public policy, or any other common law claim of any kind whatsoever;
(iv) Any claim for damages or declaratory or injunctive relief of any kind;
(v) Any common law claims whatsoever, claims for equity, stock options or any other benefits;
(vi) Any amounts allegedly due as wages, benefits, sick or COVID pay, penalties, interest or damages and all claims under the Utah Labor Code, Utah Payment of Wages Act, and California Labor Code and Wage Order as a result of an employment relationship with any of the Released Parties.
Nothing in this Second Release is intended to waive claims for: (i) workers' compensation, (ii) unemployment insurance benefits, (iii) Consolidated Omnibus Budget Reconciliation Act ("COBRA") benefits, (iv) vested rights under any pension, 401 (k) or ERISA-covered employee benefit plans provided by Varex as applicable on the date Employee signs this Agreement, or (v) those matters which cannot be released by private agreement.
Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. Notwithstanding the foregoing, this release by Employee does not include any claim that the law does not allow to be waived or any claim that may arise after the Effective Date. This release does not extend to any obligations incurred under this Second Release. Employee also agrees not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action.

(b)     ADEA Release. Employee specifically agrees and acknowledges:
(i)     That her waiver of rights under this Agreement includes a release of all claims relating to her age and is knowing and voluntary as required under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et. seq. ("ADEA'') and the Older Workers Benefit Protection Act ("OWPA").
(ii)     That she understands the terms of this Agreement;
(iii)     That they are hereby advised in writing to consult with an attorney prior to executing this Agreement;
(iv)     That the Company has given her a period of up to twenty-one (21) days within which to consider this Agreement;
(v)     That her waiver under this Agreement is m exchange for consideration that they are not otherwise entitled to;
(vi)     Any changes or amendments to this Agreement, whether material or immaterial, will not restart the 21-day consideration period described above;
(vii)     That, following her execution of this Agreement, she has seven (7) days in which to revoke her agreement to this Agreement by notifying Varex at the address provided in Paragraph 18, and that, if she chooses not to so revoke, the Agreement shall then become effective and enforceable and the payment listed above shall then be made to her in accordance with the terms of this Agreement;
(viii)     This Agreement does not release ADEA and OWPA claims occurring after the date of signing.
In the event Employee signs this Second Release and returns it to the Company in less than the twenty-one (21) day period identified above, Employee hereby acknowledges that she has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.
2. LEGALLY BINDING AGREEMENT.     Employee understands and acknowledges (1) that she has read and understands this Agreement; (2) that by signing this Agreement, she acknowledges that they are voluntarily entering into the Agreement and is thereafter barred from instituting claims against Varex in the manner and to the extent set forth in Section 5 and Section 6 above; and (3) that this Agreement is final and binding.
3. VOLUNTARY EXECUTION OF AGREEMENT. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that they have read this Agreement, have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel, understand the terms and consequences of this Agreement and of the releases it contains, and are fully aware of the legal and binding effect of this Agreement.

Date:	, 2027.
Employee